Exhibit 99.3

ALTERRA CAPITAL ANNOUNCES $0.12 DIVIDEND AND INCREASE IN SHARE

REPURCHASE PLAN OF $200 MILLION

HAMILTON, BERMUDA, February 8, 2011—Alterra Capital Holdings Limited (NASDAQ: ALTE; BSX: ALTE.BH) (“Alterra”) announced today that Alterra’s Board of Directors declared a dividend of $0.12 per share. The dividend is payable on March 8, 2011, to shareholders of record as of February 22, 2011.

In addition, on February 8, 2011, Alterra’s Board of Directors authorized an increase in the share repurchase plan of $200.0 million. Following this authorization, the amount available as of February 8, 2011 is $261.1 million.

Alterra Capital Holdings Limited is a global enterprise dedicated to providing diversified specialty insurance and reinsurance products to corporations, public entities and property and casualty insurers. Alterra was formed on May 12, 2010 by the merger of Max Capital Group Ltd. and Harbor Point Limited.

Contacts
Susan Spivak Bernstein Senior Vice President susan.spivak@alterra-bm.com 1-212-898-6640	Roanne Kulakoff or Peter Hill Kekst and Company roanne-kulakoff@kekst.com peter-hill@kekst.com 1-212-521-4800